ASSET PURCHASE AGREEMENT
                           ------------------------


      This ASSET PURCHASE AGREEMENT (the "Agreement"), dated October 16, 1997, is entered into by and between Astec Industries, Inc., a Tennessee corporation ("Buyer"), and Portec, Inc., a Delaware corporation ("Seller").

      WHEREAS, Seller, through its Construction Equipment Division (the "Division"), manufactures, sells and distributes equipment used in the construction industry and the environmental remediation industry; and

      WHEREAS, Buyer desires to purchase, and Seller desires to sell, those assets and properties of Seller that constitute a significant portion of the assets of the Division, for the consideration specified herein and subject to the assumption by Buyer of certain liabilities and obligations of and relating to the Division;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereto agree as follows:

ARTICLE 1.  PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
---------   ------------------------------------------------------

      1.1 Purchase and Sale of Assets.  Subject to the provisions of this
          ---------------------------
Agreement, Seller agrees to sell, transfer, convey and assign to Buyer or a designated subsidiary of Buyer, and Buyer agrees to purchase, accept and acquire directly or through a designated subsidiary from Seller for the consideration specified herein, at the Closing (as hereinafter defined) all of Seller's right, title and interest in and to the assets and properties used by it exclusively in connection with the business of the Division and owned or leased by it immediately prior to the time of the Closing, of every kind, nature and description, real, personal or mixed, tangible or intangible, wherever located, except for the Excluded Assets described in Section 1.2
(collectively,  the  "Subject  Assets").   Without  in  any  way limiting  the
generality of the foregoing, the Subject Assets shall include all of the assets and properties of Seller reflected on the Division's Balance Sheet dated as of August 31, 1997 (the "August 31, 1997 Balance Sheet"), plus all assets and properties relating to the business of the Division that may have been acquired in the ordinary course of business by Seller subsequent to the date of the August 31, 1997 Balance Sheet, less all assets and properties relating to the business of the Division that may have been disposed of in the ordinary course of business subsequent to the date of the August 31, 1997 Balance Sheet, and shall include all of the following types of assets and properties held or used by Seller in the conduct of the business of the Division and owned or leased by it immediately prior to the time of the
Closing:

      (a) All notes and accounts receivable, trade accounts, contract receivables, employee advances and other debts owing to Seller in connection with the Division;

      (b) All machinery and equipment, vehicles, tools, office furniture, supplies, and all other tangible personal property owned or leased by Seller and used exclusively in connection with the Division at Seller's Yankton, South Dakota facility (the "Tangible Personal Property"), including, without limitation, the Tangible Personal Property set forth on Schedule 1.1(b);

      (c) All real property set forth on Schedule 1.1(c), together with the buildings, structures and other improvements thereon and other interests therein owned by Seller and used in connection with the Division (the "Real Estate");

      (d) All inventories, including raw materials, work-in-process and finished goods, and supplies owned by Seller and relating to the Division (the "Inventories");

      (e) All prepaid claims, prepaid taxes and other prepaid expense items and deferred charges, credits, advance payments, security and other deposits of Seller relating exclusively to the Division;

      (f) To the extent transferable, all of Seller's rights and interests under all contracts, agreements, leases, mortgages, licenses, unfilled purchase orders and unfilled sales orders relating exclusively to the
Division, including but not limited to the Significant Contracts (as hereinafter defined) set forth on Schedule 3.10;

      (g) To the extent transferable, all consents, registrations, approvals, permits, licenses, orders or authorizations issued to Seller by any governmental or regulatory authority of the United States, the several states or any foreign jurisdiction and relating exclusively to the Division ("Permits");

      (h) All trademarks, trade names, brand names, logos, service marks, copyrights, designs, inventions, patents, patent applications, patent rights, licenses, sublicenses, franchises, formulas, processes, product specifications, research records, trade secrets, technology, know-how and other proprietary rights and intellectual property owned by Seller or in which Seller has rights and used by Seller exclusively in connection with the Division, excluding all trademarks, trade names, brand names, logos, service marks and other intellectual property which use the name "Portec" (collectively, the "Intellectual Property");

      (i) All the books and records of Seller, including items stored on magnetic tape or on microfiche, relating exclusively to the Division, and necessary for the operation of the Division in the ordinary course, including, without limitation, customer lists and records, sales information, advertising and marketing materials, supplier records, cost and pricing information, production data, employment and personnel records and other records; provided, however, that Buyer shall give Seller access to such records as Seller may reasonably require from time to time following the Closing Date; and

      (j) All the goodwill of Seller relating to the Division except as set forth in Section 1.2.

      1.2   Excluded Assets.  The Subject Assets shall not include, and Seller
            ---------------
shall not be obligated to sell and Buyer shall not be obligated to purchase, any right, title or interest of Seller in or to the following assets or properties of and or relating to the Division (collectively, the "Excluded Assets"):

            (a)   Subject  to  the  License  Agreement  described  in  Section
                  2.4(a), all right, title and interest in and to any trademark, trade names, brand names, logos, service marks or other intellectual property which use the name "Portec", and all derivatives thereof and all goodwill generated thereby or associated therewith;

            (b)   All cash and cash  equivalents on hand or in  bank accounts;

                  and

            (c) All Seller Refunds (as hereinafter defined) with respect to Income Taxes (as hereinafter defined) as set forth in
                  Section 7.6.

      1.3   Assumption of Liabilities. Buyer agrees that, from and after the
            -------------------------
Closing, except for the liabilities and obligations of Seller specifically provided for in Section 1.4 as being retained by Seller, Seller shall not have any liability or responsibility for any liability or obligation of or arising out of or relating to the Division, or the ownership or operation by Seller of the Division, of whatever kind or nature, whether contingent or absolute, whether arising prior to or on or after, and whether determined or indeterminable on, the Closing Date, and whether or not specifically referred to in this Agreement (such liabilities and obligations, except for the Excluded Liabilities (as hereinafter defined), being collectively referred to as the "Assumed Liabilities"), including but not limited to the Assumed Liabilities set forth on Schedule 1.3. Accordingly, Buyer agrees that, effective upon the Closing, Buyer shall assume and be responsible for any liability, loss, damage, claim (including third party claims), cost or expense (including reasonable attorneys' fees and disbursements) incurred or suffered by Seller arising out of any of the Assumed Liabilities.

      1.4   Excluded Liabilities.  Buyer shall not assume, pay or discharge
            --------------------
any of the obligations or liabilities of Seller set forth on Schedule 1.4 (the "Excluded Liabilities"). Seller shall be responsible for the payment, performance and discharge of all of the obligations and liabilities set forth on Schedule 1.4 and shall be responsible for any liability, loss, damage, claim (including third party claims), cost or expense (including reasonable attorneys' fees and disbursements) incurred or suffered by Buyer arising out of any of the Excluded Liabilities.

      1.5   Purchase Price.  In full consideration of the sale, transfer,
            --------------
conveyance and assignment of the Subject Assets to Buyer, Buyer will assume the Assumed Liabilities as of the Closing and pay to Seller in cash, a purchase price (the "Purchase Price") in the amount of $25,500,000, subject to adjustment as set forth in Section 1.7.

      1.6   Allocation of Purchase Price.  The Purchase Price will be
            ----------------------------
allocated among the Subject Assets in the manner set forth in an allocation schedule mutually agreed to by Buyer and Seller within ninety (90) days after the Closing Date. Buyer and Seller each hereby agrees that it will not take any position that varies from or is inconsistent with such allocation in any filing made by such party for federal, state or local income tax purposes.

      1.7   Purchase Price Adjustment.
            -------------------------

      (a) Within 10 days after the Closing Date, Seller shall prepare and deliver to Buyer a closing balance sheet of the Division as of the close of business on the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall fairly present the items listed thereon as of the Closing Date on a basis consistent with the accounting principles, practices, procedures and policies that were used in preparing the August 31, 1997 Balance Sheet, except that the Closing Balance Sheet shall reflect (i) a proper accrual under FAS 106, (ii) a corporate accrual for salaried vacation and holidays relating to Employees (as hereinafter defined), and (iii) the results of a physical inventory to be taken by Seller at October 31, 1997 consistent with its past practices, with Buyer and its representatives entitled to observe such physical inventory and review all ledgers and supporting information for the financial statements, and have full access to and the cooperation of Seller's accounting personnel. Buyer shall have a period of 10 days after delivery of the Closing Balance Sheet to review it and make any objections it may have in writing to Seller. If no written objections are made by Buyer within such ten-day period, then the Closing Balance Sheet shall be final and binding on the parties hereto. If Buyer delivers written objections to Seller within such ten-day period, then the parties shall have an additional five business days within which to resolve any disputed matters. If they are unable to do so, the specific matters in dispute shall be submitted to a Big Six independent accounting firm (other than Ernst & Young L.L.P. and Price Waterhouse L.L.P.) as may be approved by Seller and Buyer, which firm shall render its opinion as to such matters as expeditiously as possible and in any event within 10 days of submission. Based on such opinion, such independent accounting firm will then send to Seller and Buyer its determination on the specified matters in dispute, which determination shall be final and binding on the parties hereto. The fees and expenses of such independent accounting firm shall be borne one-half by Seller and one-half by Buyer.

      (b) In the event "Total Proprietary Interest," as shown on the Closing Balance Sheet, is less than $23,414,502, the Purchase Price shall be reduced dollar-for-dollar by the amount by which $23,414,502 exceeds "Total Proprietary Interest," and Seller shall promptly pay the amount of such difference to Buyer, together with interest thereon from the Closing Date to the date of such payment at a rate per annum equal to 8%. In the event "Total Proprietary Interest" exceeds $23,414,502, the Purchase Price shall be increased dollar-for-dollar by the amount by which $23,414,502 is less than "Total Proprietary Interest," and Buyer shall promptly pay the amount of such difference to Seller, together with interest thereon from the Closing Date to the date of such payment at a rate per annum equal to 8%.

      (c)   Seller agrees to  reduce the Purchase Price in an  amount equal to
(i) the average of the accumulated benefit obligation and the projected benefit obligation, in each case determined for a continuing plan and as defined for financial statement disclosure purposes under Statement of Financial Accounting Standards No. 87 as of the Closing Date using actuarial assumptions to be mutually agreed upon by Seller and Buyer, less (ii) the assets to be transferred as contemplated in Section 7.2, and less (iii) $150,000; provided, however, that there shall be no such reduction in the Purchase Price if the amount computed in the preceding clauses (i), (ii) and
(iii) is less than zero.


ARTICLE 2.  THE CLOSING.
---------   -----------

      2.1   Time and Place of Closing.  The closing of the purchase and sale
            -------------------------
provided for in this Agreement (the "Closing") shall be held at 9:00 A.M., local time, on the first business day following the date on which the last of the conditions set forth in Article 6 shall be fulfilled or waived in accordance with this Agreement, at the offices of Schiff Hardin & Waite, 7200 Sears Tower, Chicago, Illinois 60606, or at such other place, date or time as may be fixed by mutual agreement of the parties (the "Closing Date").

      2.2   Deliveries by Buyer.  At the Closing, Buyer shall deliver or cause
            -------------------
to be delivered to Seller:

      (a) The Purchase Price in immediately available funds by wire transfer to an account of Seller, subject to the establishment of an escrow under
Section 2.4(b).

      (b) An Agreement for Assumption of Liabilities substantially in the form attached hereto as Exhibit A.

      (c)   The officer's certificate referred to in Section 6.2.

      (d) Such other instruments of assumption and transfer, certificates and documents, in form and substance satisfactory to counsel for Seller, as Seller may reasonably request.

      2.3   Deliveries by Seller.  At the Closing, Seller shall deliver or
            --------------------
cause to be delivered to Buyer:

      (a) An Assignment and Bill of Sale, substantially in the form attached hereto as Exhibit B.

      (b)   The officer's certificate referred to in Section 6.1.

      (c) A legal opinion of Seller's counsel in form and substance reasonably satisfactory to Buyer.

      (d) Such other assignments, deeds, conveyances and other instruments of transfer, certificates and documents including but not limited to title insurance policies, in form and substance reasonably satisfactory to counsel for Buyer, as Buyer may reasonably request to effect the sale to Buyer of the Subject Assets and to convey good title to the same as contemplated by this Agreement.

      (e) A Covenant Not to Compete substantially in the form attached hereto as Exhibit C.



      2.4   Deliveries by Seller and Buyer.  At the Closing, Seller and Buyer
            ------------------------------
shall deliver:

      (a) A License Agreement which Buyer and Seller agree to execute as of the Closing Date, in form and substance reasonably satisfactory to Buyer and Seller, by which Seller will grant Buyer a perpetual, royalty-free license to use certain trademarks, trade names, brand names, logos, service marks and other intellectual property which use the name "Portec" in connection with the business of the Division, as identified in the License Agreement.

      (b) An Escrow Agreement which Buyer and Seller agree to execute as of the Closing Date, in form and substance reasonably satisfactory to Buyer and Seller, by which Seller will establish an escrow in an amount not to exceed $1,000,000, to be funded by a letter of credit or such other arrangement as determined by Seller, subject to Buyer's reasonable approval, for the purpose of securing Seller's obligation under Section 1.7(c).


ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF SELLER.
---------   ----------------------------------------

      Seller hereby represents and warrants to Buyer that the following statements are true and correct as of the date hereof:

      3.1   Corporate Organization and Qualification.  Seller is a corporation
            ----------------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by the Division requires such qualification and where failure so to qualify or be in good standing would have a material adverse effect on the business or financial condition of the Division (a "Material Adverse Effect"). Seller has the corporate power and authority to carry on its business substantially as it is now being conducted. Seller has delivered to Buyer a complete and correct copy of its certificate of incorporation and by-laws, in each case as amended to date, and such certificate of incorporation and by-laws are in full force and effect as of the date hereof.

      3.2   Corporate Authority.  The execution, delivery and performance of
            -------------------
this Agreement has been duly authorized by the Board of Directors of Seller in conformity with the requirements of Seller's certificate of incorporation and by-laws and applicable law. Seller warrants that shareholder approval is not required as a prerequisite to Seller's having the authority to enter into and consummate this Agreement. Seller has the requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable laws relating to bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity.

      3.3   No Violation.  Subject to compliance with the HSR Act (as defined
            ------------
in Section 3.4), the execution and delivery of this Agreement by Seller do not, and the consummation of the transactions contemplated hereby by Seller will not, constitute or result in (a) a breach or violation of the certificate of incorporation or by-laws of Seller, (b) a breach or violation of, or a default (with or without the giving of notice or the passage of time) under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to, any provision of any agreement reflecting obligations of Seller for borrowed money, or (c) a violation of any law, rule, ordinance or regulation, or judgment, ruling, order, writ, injunction, or decree, or governmental or nongovernmental permit or license, applicable to Seller or the Subject Assets, other than breaches, violations, defaults or encumbrances which would not have a Material Adverse Effect.

      3.4   Governmental Consents.  Other than as required under the Hart-
            ---------------------
Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), no notices, reports or other filings are required to be made by Seller with, and no consents, registrations, approvals, permits, licenses, orders or authorizations are required to be obtained by Seller from, any governmental or regulatory authorities of the United States, the several states or any foreign jurisdiction in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement.

      3.5   Financial Statements.  Seller has delivered to Buyer the balance
            --------------------
sheets of the Division as of August 31, 1997 (a copy of which is set forth  in
Schedule 3.5), December 31, 1996 and December 31, 1995 and statements of income of the Division for the periods then ended (the "Financial Statements"). The Financial Statements are not separately audited but, in the case of the December 31 statements, have been prepared in connection with the preparation of Seller's audited financial statements and, in all cases, in accordance with generally accepted accounting principles applied consistently during the periods covered thereby except as set forth therein. Together with the notes thereto, the Financial Statements present fairly the financial condition of the Division at the dates of said statements and the results of its operations for the periods covered thereby.

      3.6   Absence of Undisclosed Liabilities.  Seller has no material
            ----------------------------------
liabilities (whether accrued, absolute, contingent or otherwise) with respect to the Division that exist or arise out of any transaction or state of facts existing on the date hereof that would be required by generally accepted accounting principles to be reflected on a balance sheet prepared as of the date hereof other than (a) liabilities as and to the extent reflected or reserved against in the August 31, 1997 Balance Sheet or the Financial Statements (or disclosed in a footnote thereto), (b) liabilities incurred in the ordinary course of business since the date of the August 31, 1997 Balance Sheet, (c) liabilities arising under Significant Contracts listed in
Schedule 3.10 or other contracts entered into in the ordinary course of business but not required to be listed in Schedule 3.10 or (d) liabilities which individually or in the aggregate do not have a Material Adverse Effect.

      3.7   Inventories.  Except as set forth on Schedule 3.7, (i) Inventories
            -----------
reflected in the Financial Statements have been valued at the lower of cost (first in, first out method) or market in accordance with generally accepted accounting principles applied on a consistent basis and (ii) substantially all of the Inventories (except for items previously written off but remaining in Seller's manufacturing facilities) are of good quality and saleable or usable for their intended purposes, conform to applicable specifications, and do not exceed Seller's normal requirements.

      3.8   Taxes.  All tax returns, declarations and other reports required
            -----
to be filed by Seller with respect to the Division have been timely filed or a request for extension has been made, and all taxes shown as due thereon, together with any applicable interest and penalties, have been paid or reserved for in the accounting records of the Division except for taxes that are being contested in good faith and except for unpaid taxes that would not have a Material Adverse Effect.

      3.9   Properties.
            ----------

      (a)   Real Property.  Schedule 1.1(c) sets forth a complete and accurate
            -------------
list of the Real Estate. Seller has good title, free and clear of all security interests, mortgages, liens, pledges, encumbrances, easements, restrictions and other title defects to all of the Real Estate, except (i) as specifically identified in Schedule 1.1(c) or reflected in the August 31, 1997 Balance Sheet, (ii) liens for taxes or assessments not yet due or being contested in good faith, (iii) easements for public utilities and (iv) liens and imperfections of title which do not render title unmarketable or substantially interfere with the use and enjoyment of the property in the manner now being used by Seller (collectively, the "Permitted Liens").

      (b)   Personal Property.  Schedule 1.1(b) sets forth a list of
            -----------------
substantially all of the Tangible Personal Property owned by Seller included in the Subject Assets. To Seller's knowledge, except for assets that are not in the aggregate necessary or material to the operation of the business of the Division, all items of Tangible Personal Property included in the Subject Assets are in workable condition, normal wear and tear excepted. Seller has good title, free and clear of all security interests, mortgages, liens, pledges, encumbrances or other charges, to the Tangible Personal Property included in the Subject Assets, except for (i) liens which do not substantially interfere with the use and enjoyment of the property in the manner now being used by Seller, (ii) liens for taxes or assessments not yet due or being contested in good faith, (iii) liens which individually or in the aggregate do not have a Material Adverse Effect, and (iv) property as to which Seller has a valid leasehold interest.

      3.10  Significant Contracts.  Schedule 3.10 sets forth a complete and
            ---------------------
accurate list of all contracts and commitments of a material nature under which Seller is obligated on the date hereof and relating to the Division (the "Significant Contracts"), including the following:

      (a) Each order to or contract with a supplier for the future purchase of materials, supplies or services which involves the expenditure by Seller of more than $10,000 or which will not be fully performed within six months after the date hereof;

      (b) Each contract for the sale of products by Seller under which the undelivered balance of such products has a selling price in excess of $10,000 or under which the date for completing delivery or performance is more than six months after the date hereof;

      (c) Any contract authorizing others to manufacture, sell or distribute any of the products of Seller;

      (d) Any contract under which Seller has granted or is obligated to grant rights to others to use any trademark, patent, invention, secret process or know-how of Seller;

      (e) Any contract under which Seller manufactures, sells, markets or distributes products or services for others or is granted rights by others under any trademark, patent, invention, secret process or know-how;

      (f) All consulting arrangements, and contracts for professional, advisory, and other services, including contracts under which Seller performs services for others;

      (g) All leases of real estate or personal property with annual rentals of greater than $10,000 or a remaining term in excess of one year, except for leases which can be canceled by the Division within 60 days without liability;

      (h) All contracts relating to the employment, engagement, compensation or termination of officers or employees of the Division and all pension, retirement, profit sharing, stock option, stock purchase, stock appreciation, insurance or similar plans or arrangements for the benefit of any officers or employees of the Division, including all benefit plans described in
Section 3.14;

      (i) All loans, loan commitments, letters of credit or other financial accommodations, arrangements or evidences of indebtedness, including modifications or amendments thereof, extended to or for the benefit of Seller;

      (j) Each other material contract to which Seller is a party or under which it is obligated, whether or not made in the usual or ordinary course of business, and which either contemplates the expenditure by Seller of more than $10,000 or calls for the performance by Seller of obligations which will not be fully performed within six months after the date hereof;

      (k) All contracts containing covenants of Seller with respect to the business of the Division not to compete in any line of business or with any person in any geographical area; and

      (l) Each other contract made other than in the ordinary course of business of the Division to which Seller is a party or under which Seller is obligated.

      3.11  No Defaults.  Seller has fulfilled or taken all action reasonably
            -----------
necessary to date to enable it to fulfill when due, all material obligations under all of the Significant Contracts, and there have not occurred any defaults or other events which with the lapse of time or election of any other party, will become defaults under such Significant Contracts.

      3.12  Compliance with Laws.  To the knowledge of Seller,  the Division
            --------------------
conducts business in compliance in all material respects with all applicable laws, regulations and requirements of each jurisdiction in which the business of the Division is carried on, except where the failure to comply therewith, individually or in the aggregate, does not have a Material Adverse Effect. Except as set forth in Schedule 3.12, Seller has all Permits necessary for the operation of the Division as presently conducted, except where the absence thereof, individually or in the aggregate, does not have a Material Adverse Effect.

      3.13  Litigation.  Except as set forth on Schedule 3.13, there is no
            ----------
claim, action, suit or proceeding pending or, to the knowledge of Seller, threatened against Seller which, individually or in the aggregate, or in the future, insofar as can reasonably be foreseen, will have, a Material Adverse Effect or which would prevent, delay or hinder the consummation of the transactions contemplated by this Agreement.

      3.14  Employee Benefits.  (a)   For purposes of this Agreement, the
            -----------------
following capitalized terms have the meanings set forth below:

      (i) "Employee" means any individual who, on the Closing Date, is employed by Seller in the Division in any active or inactive status, and whose current employment in the Division has not been terminated and, if applicable, any beneficiary thereof.

      (ii) "Former Employee" means any individual employed or formerly employed in the Division by Seller and whose employment has been terminated prior to the Closing Date and if applicable, any beneficiary thereof.

      (iii) "Division Benefit Arrangement" means any employment, severance or similar contract, arrangement or policy, or any plan or arrangement providing for severance benefits, insurance coverage (including any self-insured arrangements), worker's compensation, disability benefits, supplemental unemployment benefits, vacation or holiday benefits, pension or retirement benefits, deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, fringe benefits or other forms of compensation or any post-retirement or post-employment benefits that (i) is not a Division Employee Plan, (ii) is entered into or maintained, as the case may be, by Seller or any of its affiliates, and (iii) covers any Employee or Former Employee.

      (iv) "Division Employee Plan" means any employee pension benefit plan, as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is administered, maintained or contributed to by Seller and (iii) covers any Employee or Former Employee.

      (b) Schedule 3.14 identifies each Division Employee Plan and each Division Benefit Arrangement. Each such Division Employee Plan and Division Benefit Arrangement has been maintained in compliance, in all material respects, with its terms and with the requirements prescribed by any applicable statutes and regulations. There are no actions, suits, arbitrations or other proceedings pending (other than routine claims for benefits) with respect to any Division Employee Plan or Division Benefit Arrangement.

      3.15  Environmental Protection.  (a) Except as set forth in Schedule
            ------------------------
3.15, to the knowledge of Seller, the Division has obtained all required Permits with respect to the Division under any Environmental Laws, and the Division is in material compliance with all terms and conditions of all required Permits. Seller makes no representation or warranty as to the compliance of the business of the Division with Environmental Laws after the Closing, as to the nature, extent or cost of any cleanup or other remedial action that may be required in connection with any notifications and violations, if any, disclosed in Schedule 3.15, or as to the availability to Buyer of Permits under Environmental Laws having the same terms and conditions as those held by Seller in connection with the Division.

      (b) With respect to certain real estate in Minnesota on which Seller currently holds two mortgage notes (which are included in the Subject Assets), Seller represents that all known environmental clean-up obligations have been fulfilled and that there are no known additional clean-up obligations pertaining to that real estate.

      (c) As used in this Agreement, the term "Environmental Laws" means all federal, state and local laws and regulations, court and administrative orders, permits and approvals relating to environmental protection and pollution control, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, ("CERCLA"), the Resource Conversation and Recovery Act ("RCRA"), the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, and the Safe Drinking Water Act.

      3.16  Labor Matters.  The Division is in compliance in all material
            -------------
respects with all applicable laws relating to the employment of labor, including those relating to wages, hours, the withholding and payment of taxes and contributions, safety and civil rights. The Division has not at any time in the last five years had any walkout, labor strike, dispute, slowdown or stoppage and, to the knowledge of Seller, no such walkout, labor strike, dispute, slowdown or stoppage is threatened. There are no collective bargaining agreements in effect covering any employees of the Division.

      3.17  Intellectual Property.  Schedule 3.17 sets forth a complete and
            ---------------------
correct list of the Intellectual Property. Except as set forth in Schedule 3.17, Seller owns the entire right, title and interest in and to the same and has not entered into any license or similar agreements authorizing its use by others. No director, officer, shareholder or employee of Seller owns, directly or indirectly in whole or in part, any patent, trademark, trade name, service mark, copyright or application therefor which is being used in or is necessary to the conduct of the business of the Division. Neither the validity of any such item nor the use thereof by Seller is the subject of any litigation, nor has Seller received notice that any such litigation is threatened. To the knowledge of Seller, the conduct of the business of the Division as currently operated does not conflict with the valid patent, trademark or copyright rights of others in any way that materially and adversely affects or, insofar as reasonably can be foreseen, will materially and adversely affect the Division, and Seller has not received any written notification that any such conflict has been asserted by any third party.

      3.18  Absence of Material Changes.  Since August 31, 1997, the Division
            ---------------------------
has been operated only in the ordinary course of business and Seller has not and prior to the Closing Date shall not have:

      (a) Except as contemplated by this Agreement, transferred, assigned, conveyed, or liquidated any of the Subject Assets or its interest in the Division, except in the ordinary course of its business;

      (b) Suffered any change in its business, operations, or financial condition which may have a Material Adverse Effect, or become aware of any event which may result in any such Material Adverse Effect;

      (c) Suffered any material destruction, damage, or loss relating to the Subject Assets or the Division whether or not covered by insurance;

      (d) Suffered, permitted, or incurred the imposition of any lien, charge, encumbrance (including any mortgage, deed of trust, conveyance to secure debt, or security interest) or claim upon any of the Subject Assets or the Division except in the ordinary course of business, except for any current year lien with respect to personal or real property taxes not yet due and payable and except for materialmen's and workmen's liens securing obligations for which Seller is not in default;

      (e) Committed, suffered, permitted or incurred any default in any liability or obligation which, in the aggregate, have had or will have a Material Adverse Effect;

      (f) Made or agreed to any change in the terms of any contract or instrument to which it is a party which is likely to have a Material Adverse Effect;

      (g) Waived, cancelled, sold, or otherwise disposed of, for less than its face amount, any claim or right relating to the Subject Assets or the Division which it has against others, except for routine settlements or resolutions of disputed customer or supplier accounts, none of which individually or in the aggregate is material to the Division;

      (h) Paid, agreed to pay, or incurred any obligation for any payment, contribution or other amount to, or with respect to, any benefit plan, or paid a bonus to, or granted an increase in the compensation of, any of Seller's officers, agents, or employees who are employed in the Division, or made any increase in the pension, retirement, or other benefits of Seller's officers, agents, field representatives, or other employees of the Division, except for normal accruals under benefit plans and normal compensation adjustments in accordance with past practices of the Division;

      (i) Incurred any other material liability or obligation, or entered into any material transaction on behalf of the Division, other than in the ordinary course of business;

      (j) Received any written notice, or have actual knowledge, that any supplier or customer of the Division has taken, or contemplates taking, any steps which could result in the material diminution in the value of the Division as a going concern;

      (k) Incurred any strike or work stoppage which had, or will have, a Material Adverse Effect;

      (l) Made any purchase commitments, except for purchase commitments in the ordinary course of business and consistent with the historical purchase commitment practices of the Division; or

      (m) Except as otherwise set forth in Schedule 3.13, there is no suit, action, proceeding, claim, or investigation pending or, to the knowledge of Seller, threatened against, or affecting, the Subject Assets or the Division.

      3.19  Brokers and Finders' Fee.  Seller has not employed any broker or
            ------------------------
finder or incurred any liability for brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein, except for Wasserstein Perella & Co., the fees and expenses of which will be paid by Seller.

      3.20  Complete Rights.  The Subject Assets include all assets and
            ---------------
properties, and all rights, used for the conduct of the business of the Division and are sufficient to permit Buyer to conduct the business of the Division as heretofore conducted by Seller, in each case other than the Excluded Assets.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF BUYER.
---------   ---------------------------------------

      Buyer hereby represents and warrants to Seller that the following statements are true and correct as of the date hereof:

      4.1   Organization and Qualification.  Buyer is a corporation duly
            ------------------------------
organized, validly existing and in good standing under the laws of the State of Tennessee. Buyer has the corporate power and authority to carry on its business substantially as it is now being conducted. Buyer has delivered to Seller a complete and correct copy of Buyer's articles of incorporation and by-laws, in each case as amended to date, and such articles of incorporation and by-laws are in full force and effect as of the date hereof.

      4.2   Corporate Authority.  The execution, delivery and performance of
            -------------------
this Agreement has been duly authorized by the Board of Directors of Buyer in conformity with the requirements of Buyer's articles of incorporation and by-laws and applicable law. Buyer has the requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable laws relating to bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity.

      4.3   No Violation.  Subject to obtaining any required consents referred
            ------------
to in Section 4.4, the execution and delivery of this Agreement by Buyer do not, and the consummation of the transactions contemplated hereby by Buyer will not, constitute or result in (a) a breach or violation of the articles of incorporation or by-laws of Buyer or (b) a breach or violation of, or a default (with or without the giving of notice or the passage of time) under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to, any provision of any agreement affecting obligations of Buyer for borrowed money, or (c) a violation of any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license applicable to Buyer, other than breaches, violations, defaults or encumbrances which would not prevent, delay or hinder the consummation of the transactions contemplated by this Agreement.

      4.4   Governmental Consents.  Other than as required under the HSR Act,
            ---------------------
no notices, reports or other filings are required to be made by Buyer with, and no consents, registrations, approvals, permits, licenses, orders or authorizations are required to be obtained by Buyer from, any governmental or regulatory authorities of the United States, the several states or any foreign jurisdiction in connection with the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement.

      4.5   Litigation.  There is no claim, action, suit or proceeding pending
            ----------
or, to the knowledge of Buyer, threatened against Buyer which would or may prevent, delay or hinder the consummation of the transactions contemplated by this Agreement.

      4.6   Commitment for Funds.  Buyer has financial resources or financing
            --------------------
commitments from investors or financial institutions, sufficient to enable Buyer to pay the Purchase Price at the Closing.

      4.7   Finders' Fee.  Buyer has not employed any broker or finder or
            ------------
incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.


ARTICLE 5.  AGREEMENTS PRIOR TO THE CLOSING.
---------   -------------------------------

      The parties hereto covenant and agree as follows:

      5.1   Actions Pending Closing.  Except as otherwise contemplated by this
            -----------------------
Agreement and as Buyer may otherwise consent, pending the Closing:

      (a) Seller shall conduct and carry on the business of the Division in the ordinary course consistent with past practice;

      (b) Seller shall use reasonable efforts to preserve the Subject Assets and the Division's relationships with employees, customers, suppliers and others having business relationships with the Division;

      (c) Seller shall not sell, lease, mortgage, pledge or otherwise acquire or dispose of any material amount of assets or properties used in connection with the Division except in the ordinary course of business;

      (d)   Except as may be  required by the Significant Contracts  listed on
Schedule 3.10 and except for increases or changes in the ordinary course of business consistent with past practice, Seller shall not increase or otherwise change the rate or nature of the compensation (including, without limitation, wages, salaries, bonuses and other benefits) paid or payable to any employee of the Division;

      (e) Seller shall not enter into, or become obligated under, any contract, agreement, commitment, arrangement or plan with respect to the Division except in the ordinary course of business or as contemplated by this Agreement;

      (f) Except for changes occurring through performance in the ordinary course of business, Seller shall not change, amend, terminate or otherwise modify any of the Significant Contracts listed in Schedule 3.10; and

      (g) Seller shall use reasonable efforts to maintain in full force and effect policies of insurance of the same type, character and coverage as the policies of insurance relating to the Division in effect on the date of this Agreement and shall give Buyer prompt written notice of any and all changes that may occur between the date hereof and the Closing Date with respect to the insurance coverages thereunder, provided that Seller shall not be obligated to maintain any insurance with respect to the Subject Assets or the Division after the Closing.

      5.2   Access and Rights of Inspection.  Buyer and its counsel,
            -------------------------------
accountants and other representatives shall have reasonable access, during normal business hours and so as not to interfere with the business operations of Seller, to all properties, contracts, books and records used in or relating to the Division. Seller will furnish Buyer copies of such documents relating to the Division as Buyer may reasonably request from time to time prior to the Closing.

      5.3   Confidentiality.  All data and information received by Buyer in
            ---------------
connection with this transaction shall be held in strict confidence by Buyer, and, unless and until the transactions contemplated by this Agreement shall have been consummated, Buyer shall not use such data or information or disclose the same to others (other than counsel, accountants and other representatives of Buyer engaged in connection with this transaction, who shall be subject to the provisions of this Section 5.3), except with the written permission of Seller; provided, however, that the foregoing restrictions shall not apply to any such information (a) that is or becomes in the public domain by publication or otherwise through no action of Buyer or any of its officers, agents, representatives or employees, (b) that was known to Buyer at the time of disclosure thereof, (c) that is rightfully obtained by Buyer from a third party that has the legal right to disclose such information, or (d) that Buyer is required by any legal process or proceeding to disclose. In the event that this Agreement is terminated, Buyer shall return to Seller, at Seller's request, all data and information received by Buyer, including copies thereof, and Buyer shall continue to maintain the confidentiality of all such information.

      5.4   HSR Act.  Promptly after the execution of this Agreement, Buyer
            -------
and Seller shall file their respective notification forms under the HSR Act with respect to the purchase and sale of the Subject Assets and shall thereafter make any other required submissions under the HSR Act in connection therewith.

      5.5   Fulfillment of Conditions.  Each party hereto shall use its
            -------------------------
reasonable best efforts to take or cause to be taken all actions reasonably necessary or appropriate to cause the conditions set forth in Article 6 to be satisfied at or prior to Closing.

      5.6   Notice.  Buyer and Seller shall each promptly notify the other of
            ------
any material occurrence, event or other change which would cause the representations and warranties made herein by either party to be untrue, incomplete or incorrect or if either party receives notice or reason to believe that the agreements to be performed hereunder prior to the Closing shall not be fully performed.

ARTICLE 6.  CONDITIONS.
---------   ----------

      6.1   Conditions to the Obligations of Buyer.  The obligations of Buyer
            --------------------------------------
to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

      (a)   Representations and Warranties True; Covenants Performed.  Each of
            --------------------------------------------------------
the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if repeated as of the Closing Date. All actions to be taken or performed hereunder by Seller or its agents at or prior to the Closing Date shall have been fully performed in all material respects.

      (b)   Certificate.  Buyer shall have received a certificate dated the
            -----------
Closing Date signed by the President or any Vice President of Seller stating that:

            (i) the representations and warranties of Seller made herein are true and correct in all material respects as of the Closing Date; and

            (ii) Seller has performed in all material respects all agreements required to be performed by it at or prior to the Closing Date.

      (c)   Consents.  Seller shall have made any and all filings and
            --------
registrations, and received any and all material consents, approvals, waivers, permits and authorizations, required to be made or obtained by it in connection with the transactions contemplated by this Agreement (including under the HSR Act), and all such consents, approvals, waivers, permits and authorizations shall be in full force and effect.

      (d)   Consents to Assignments.  Written consents and releases of liens,
            -----------------------
in form and substance satisfactory to counsel for Buyer, to the assignment of such of the contracts and other assets included in the Subject Assets and to release all liens thereon, as counsel for Buyer shall deem reasonably appro-priate, shall have been received.

      (e)   Litigation.  No suit or other action shall have been instituted by
            ----------
any third party before any court or threatened seeking to restrain, prohibit or obtain substantial damages in connection with the transactions contemplated by this Agreement.

      (f)   Estimated Accrual.  Within 30 days prior to the Closing Date,
            -----------------
Seller shall deliver to Buyer an estimated accrual under FAS 106 as of December 31, 1997.

      6.2   Conditions to the Obligations of Seller.  The obligations of
            ---------------------------------------
Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

      (a)   Representations and Warranties True; Covenants Performed.  Each of
            --------------------------------------------------------
the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if repeated as of the Closing Date. All agreements to be performed hereunder by Buyer at or prior to the Closing Date shall have been fully performed in all material respects.

      (b)   Certificate.  Seller shall have received a certificate dated the
            -----------
Closing Date signed by the President or any Vice President of Buyer stating that:

            (i) the representations and warranties of Buyer made herein are true and correct in all material respects as of the Closing Date; and

            (ii) Buyer has performed in all material respects all agreements required to be performed by it at or prior to the Closing Date.

      (c)   Consents.  Buyer shall have made any and all filings and
            --------
registrations, and received any and all material consents, approvals, waivers, permits and authorizations, required to be made or obtained by it in connection with the transactions contemplated by this Agreement (including under the HSR Act), and all such consents, approvals, waivers, permits and authorizations shall be in full force and effect.

      (d)   Litigation.  No suit or other action shall have been instituted by
            ----------
any third party before any court or threatened seeking to restrain, prohibit or obtain substantial damages in connection with the transactions contemplated by this Agreement.

ARTICLE 7.  ADDITIONAL AGREEMENTS.
---------   ---------------------

      7.1   Further Assurance; Nonassignable Contracts.  From time to time
            ------------------------------------------
after the Closing, at the request of Buyer and without further consideration, Seller shall execute and deliver such further instruments of transfer and assignment (in addition to those delivered under Section 2.3) and take such other action as Buyer may reasonably request to more effectively transfer and assign to, and vest in or license to, Buyer each of the Subject Assets. From time to time after the Closing, at the request of Seller and without compensation, Buyer shall execute and deliver such further instruments of assumption (in addition to those delivered under Section 2.2) and take such other action as Seller may reasonably request to more effectively evidence and assure Buyer's assumption of the Assumed Liabilities. In the event that the assignment of any lease, contract or other written instrument included in the Subject Assets shall require the consent of other parties thereto, this Agreement shall not constitute a contract for the assignment thereof to the extent that an attempted assignment would constitute a breach thereof; however, Seller shall use all reasonable efforts before the Closing, if possible, and after the Closing, as needed, to obtain any necessary consents or waivers to assure Buyer of the benefits of any such lease, contract, or instrument and shall hold for the benefit of Buyer, to the extent consented to by Buyer, any lease, contract or instrument that may not be assigned to Buyer.

      7.2   Employees and Employee Benefits.  (a) Buyer agrees to offer
            -------------------------------
employment effective upon the Closing to all employees of Seller employed by Seller in connection with the Division immediately prior to the Closing upon terms and conditions of employment substantially equivalent to those provided by Seller immediately prior to the Closing. Buyer further agrees not to take any action, from the date hereof through 60 days after the Closing that could be construed as a "plant closing" or a "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section Section 2101-2109 (the "WARN Act"). In the event of an employment action by Buyer upon or following the Closing for which notice is required under the WARN Act, Buyer agrees to indemnify and hold Seller harmless with respect to any liabilities, assessments, penalties, costs and/or attorneys' fees incurred by Seller as a result of any failure, or alleged failure, to provide notice as may be required under said Act. In the event that Buyer terminates the employment of any former employee of Seller employed by Buyer after the Closing, Buyer shall have sole responsibility for providing any applicable unemployment compensation and severance benefits. This Section 7.2 is not intended to be a guarantee of employment to any person, and the employees of the Division shall not be entitled to enforce this Section as third party beneficiaries.

      (b)   Retirement Plan.  Certain Employees and Former Employees
            ---------------
participate in the Portec, Inc. Employees' Retirement Program, a qualified defined benefit pension plan (the "Retirement Plan"). Seller shall cause the appropriate assets and liabilities of the Retirement Plan attributable to such Employees and Former Employees to be transferred from the Retirement Plan to a qualified defined benefit pension plan to be established by Buyer or any of its affiliates ("Buyer's Retirement Plan"), as more fully described in this
Section 7.2. Buyer's Retirement Plan shall comply with applicable requirements of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations issued thereunder. Buyer shall apply for a favorable determination from the Internal Revenue Service ("IRS") stating that the Buyer's Retirement Plan meets such requirements. Buyer shall take all actions necessary to secure such favorable determination, including any revisions to Buyer's Retirement Plan required by the IRS as a condition to the issuance of such favorable determination. Buyer shall provide Seller with a copy of such favorable determination immediately upon receipt thereof. Buyer represents and warrants that Buyer's Retirement Plan will be maintained in compliance in all material respects with its terms, and with the requirements prescribed in any applicable statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code. Buyer's Retirement Plan will provide that (i) such Employees' and Former Employees' accrued benefits under the Retirement Plan as of the Closing Date will be transferred to and credited under Buyer's Retirement Plan, and (ii) such Employees' and Former Employees' periods of vesting service and eligibility service under the Retirement Plan as of the Closing Date will be credited for purposes of determining vesting and eligibility under Buyer's Retirement Plan; provided however, that credited service under the Retirement Plan prior to the Closing Date will not be credited for purposes of determining benefit accruals on and after the Closing Date under Buyer's Retirement Plan. Buyer's Retirement Plan shall, as of the Closing Date, provide, with respect to service with Seller and its affiliates before the Closing Date, benefits, rights and features that are identical in all material respects to those provided by the Retirement Plan to such Employees and Former Employees as of the Closing Date. Buyer's Retirement Plan shall, as of the Closing Date provide, with respect to service with Buyer and its affiliates after the Closing Date, such Employees and Former Employees who participate in the Retirement Plan with either (i) benefits that are identical in all material respects to those provided by the Retirement Plan to the Employees and Former Employees as of the Closing Date, or (ii) benefits on the same terms as those applicable to similarly situated employees of Buyer and its affiliates who participate in Buyer's Retirement Plan. Subject to the preceding provisions of this paragraph, Buyer shall retain the right to terminate or amend Buyer's Retirement Plan at any time after the Closing Date as it pertains to the Employees and Former Employees, in Buyer's sole discretion.

      Assets of the Retirement Plan shall be allocated as of the Closing Date in two portions-(1) those to be retained in the Retirement Plan, and (2) those attributable to such Employees and Former Employees and to be transferred to the Buyer's Retirement Plan. Such allocation shall be performed in accordance with the provisions of Section 414(l) of the Code and the regulations issued thereunder. The Retirement Plan's actuaries will make all necessary calculations for determining such allocation of assets of the Retirement Plan, in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation ("PBGC") for purposes of valuing annuities of trustee plans, as set forth in section 4044.52(a)(1-4) of current PBGC regulations issued under section 4044 of ERISA. In addition, the Retirement Plan's actuaries will provide Seller (at Seller's expense) with an actuarial statement drawn up in accordance with Internal Revenue Service regulations issued under Section 414(l) of the Code, to be filed with Internal Revenue Service Form 5310-A, and the underlying information necessary to prepare the statement. Upon receiving this information from the Retirement Plan's actuaries, Seller shall immediately deliver to Buyer for its review a copy of the actuarial statement and such underlying information. Buyer shall have 14 days to notify Seller in writing of any objections regarding such determination of the allocation of Retirement Plan assets. If Buyer does not timely notify Seller of any objections, the calculations shall be final and binding on all parties. If Buyer timely notifies Seller of any objections resulting from Buyer's review of the statement by the Retirement Plan's actuaries, which Buyer and Seller cannot resolve within 30 days of the date Buyer notifies Seller of such objections, Seller and Buyer shall appoint an actuarial firm satisfactory to both parties (the cost of which shall be shared equally by Seller and Buyer) to resolve such objections, which resolution shall be final and binding on all parties. As soon as practicable following the Closing Date, but not prior to the date on which (i) Buyer and Seller reach agreement on the amount to be transferred, (ii) Buyer has provided all documentation required by the trustee of the Retirement Plan and (iii) the aforementioned favorable IRS determination is received with respect to Buyer's Retirement Plan, Seller shall cause assets of the Retirement Plan attributable to such Employees and Former Employees, as determined above, plus interest at the actual rate of return on the investment of the Retirement Plan assets from the first day of the month coinciding with or next following the Closing Date to the last day of the month preceding the asset transfer date, and interest at the actual rate of return for the month preceding the asset transfer date from the last day of the month preceding the asset transfer date to the asset transfer date. Until the assets of the Retirement Plan are transferred to Buyer's Retirement Plan, Seller will continue to process distributions required to be made to Employees and Former Employees under the Retirement
Plan on and after the Closing Date in accordance with its terms and procedures; furthermore, the Retirement Plan asset amount to be transferred to the Buyer's Retirement Plan described in the preceding sentence shall be adjusted to account for all such distributions following the Closing Date and prior to the date of transfer.

      (c)   Savings Plan.
            ------------
      (i) Certain Employees and Former Employees participate in the Portec, Inc. Savings and Investment Plan ("Savings Plan"), a qualified 401(k) defined contribution plan. Seller shall cause the assets and liabilities of the Savings Plan attributable to such Employees and Former Employees to be transferred from the Savings Plan to a qualified 401(k) plan maintained by Buyer or any of its affiliates which complies with applicable requirements of the Code and regulations issued thereunder, and has received a favorable determination from the Internal Revenue Service stating that the plan meets such requirements ("Buyer's Savings Plan"). Buyer represents and warrants that Buyer's Savings Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed in any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code. Buyer's Savings Plan shall provide that such Employees' and Former Employees' periods of service credited under the Savings Plan as of the Closing Date will be transferred to and credited for all purposes under Buyer's Savings Plan. With respect to all amounts transferred to Buyer's Savings Plan, and investments earnings credited thereto, Buyer's Savings Plan shall at the Closing Date provide loans, withdrawals and distributions on terms that are similar in all material respects to those provided by the Savings Plan to the Employees and Former Employees as of the Closing Date. With respect to service after the Closing Date, Buyer's Savings Plan shall at the Closing Date provide coverage to said Employees and Former Employees on the same terms as those applicable to similarly situated employees of Buyer who participate in Buyer's Saving Plan. Subject to the preceding provisions of this paragraph, Buyer shall retain the right to terminate or amend Buyer's Savings Plan at any time after the Closing Date as it pertains to the Employees and Former Employees, in Buyer's sole discretion.

      (ii) The assets and liabilities of the Savings Plan to be conveyed to Buyer's Savings Plan shall be the total of all account balances of said Employees and Former Employees under the Savings Plan calculated as of the valuation date next following the Closing Date (the "Savings Plan Transfer Date"). Such account balances shall reflect all contributions earned under the Savings Plan by said Employees and Former Employees as of the Closing Date. Such assets and liabilities of the Savings Plan, plus or minus estimated investment returns from the Savings Plan Transfer Date to the date such assets and liabilities are actually conveyed, shall be conveyed in cash to Buyer's Savings Plan as soon as practicable following the Savings Plan Transfer Date, but no later than the last day of the month following the month in which the Closing Date occurs. The estimated investment returns shall be based on procedures to be mutually agreed upon by Seller and Buyer. Until the assets of the Savings Plan are transferred to Buyer's Savings Plan, Seller will continue to process distributions, withdrawals and loan repayments required to be made to or by Employees and Former Employees under the Savings Plan on and after the Closing Date in accordance with its terms and procedures.

      (d)   Welfare Benefit Plans.  Certain Employees and Former Employees and
            ---------------------
their dependents are covered by welfare benefit plans maintained by Seller or its affiliates providing medical, dental, life insurance, long term disability, short term disability, accidental death and dismemberment and severance benefits ("Seller's Welfare Benefit Plans"). Such Employees and Former Employees and their dependents shall be entitled to benefits under Seller's Welfare Benefit Plans with respect to claims made thereunder on or before the Closing Date. Effective as of the Closing Date, Buyer shall provide welfare benefits to Employees and Former Employees and their dependents under welfare benefit plans maintained by Buyer ("Buyer's Welfare Benefit Plans"). Buyer's Welfare Benefit Plans shall provide Employees and Former Employees and their dependents with welfare benefits that are substantially similar to those, from time to time, provided to similarly situated employees and former employees of Buyer and its affiliates and their dependents. Buyer shall waive any pre-existing condition exclusions for conditions existing on the Closing Date, and actively-at-work requirements for periods ending on the Closing Date contained in Buyer's Welfare Benefit Plans as they apply to Employees and Former Employees and their dependents. Any expenses incurred on or before the Closing Date by an Employee or Former Employee, or his dependent, under Seller's Welfare Benefit Plans, shall be taken into account for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket provisions under Buyer's Welfare Benefit Plans.

      (e)   Service.  Each of Buyer's employee benefit plans shall recognize
            -------
service of Employees with Seller and its affiliates, and their respective predecessors, prior to the Closing Date, for all purposes for which such service was recognized under any Division Employee Plan; provided, however, an Employee's service with Seller shall not be recognized for the purpose of determining any benefit accruals under any defined benefit plan of Buyer.

      7.3   Collection of Receivables.  After the Closing, Buyer shall have
            -------------------------
the right and authority to collect all receivables and other items transferred and assigned to it by Seller hereunder and to deliver to Seller for immediate endorsement any checks payable to Seller that are received on account of such receivables or other items, and Seller agrees that it will promptly transfer or deliver to Buyer from time to time any cash or other property that Seller may receive with respect to any claims, contracts, licenses, leases, commit-ments, sales orders, purchase orders, receivables of any character or any other items included in the Subject Assets required to be transferred by it to Buyer pursuant to the provisions hereof. Payments received from customers of the Division having unpaid invoices as of the Closing shall be applied to such invoices in the order they were issued, unless otherwise specified by the customer.

      7.4   Bulk Sales Laws.  Buyer and Seller agree to waive compliance by
            ---------------
Seller with the obligations imposed on vendors under any applicable bulk sales laws applicable to the transactions contemplated by this Agreement.

      7.5   Cooperation.  After the Closing, each of Buyer and Seller, at its
            -----------
own cost, shall make available to the other (and to the other's representa-tives), and shall give the other (and the other's representatives) access to, all personnel and all facilities included in the Subject Assets reasonably required by the other in connection with contesting any claim or obligation retained by Seller as an Excluded Liability or contesting any claim or obligation transferred to Buyer as an Assumed Liability.



      7.6   Tax Matters.
            -----------

      (a) Seller shall be responsible for (i) all federal, state, local and foreign income taxes and franchise taxes which are based on net income, and any interest or penalties thereon ("Income Taxes"), of the Division with respect to tax periods or portions of periods ending before the Closing Date and (ii) except to the extent provided in Section 7.6.

      (b) Seller will include in 1997 income tax returns the results of operations of the Division from January 1, 1997 through the close of business on the day prior to the Closing Date, and Seller shall bear any income tax liability associated therewith. Buyer and Seller agree to furnish or cause to be furnished to each other such other assistance as may be reasonably requested by the other in connection with income tax matters, including, but not limited to, any audit or any other proceeding relating to the determination of any tax liabilities.

      (c) Any refunds or credits of Income Taxes (including any interest thereon) received by or credited to the Seller related to the Division attributable to periods or portions of periods ending prior to the Closing Date (including any interest thereof) received by or credited to Seller ("Seller's Refunds"), shall be for the benefit of Seller, and Seller shall have the sole right, at its expense, to pursue any Seller's Refunds (including filing amended returns and applying for analogous relief) and Buyer shall pay over to Seller any Seller's Refunds immediately upon receipt thereof.

      7.7   Confidential Information.  Following the Closing, Seller shall
            ------------------------
hold in strict confidence, and not use for the benefit of Seller all confidential information relating exclusively to the Division, including, but not limited to trade secrets, customer lists, operational methods, marketing plans or strategies, product development techniques or plans, equipment design, methods of manufacture, technical processes, designs and design projects, inventions and research projects and other business affairs relating to the Division; provided, however, that the foregoing restrictions shall not apply to any such information (a) that is or becomes in the public domain by publication or otherwise through no action of Seller or any of its officers, agents, representatives or employees, (b) that is rightfully obtained by Seller from a third party that has the legal right to disclosure of such information, or (c) that Seller is required by any legal process or proceeding to disclose.

ARTICLE 8.  TERMINATION OF AGREEMENT.
---------   ------------------------

      8.1   Termination.  At any time prior to the Closing, this Agreement may
            -----------
be terminated (a) by mutual consent of the parties, (b) by either party if there has been a material misrepresentation, breach of warranty or breach of covenant by the other party in its representations, warranties and covenants set forth herein that cannot be cured in all material respects on or prior to the anticipated Closing Date, (c) by Buyer if the conditions stated in Section
6.1 have not been satisfied at or prior to the Closing Date, (d) by Seller if the conditions stated in Section 6.2 have not been satisfied at or prior to the Closing Date, or (e) by Buyer or Seller if the Closing has not occurred by December 31, 1997, provided that the delay is not caused by the willful action of the terminating party.

      8.2   Effect of Termination.   If this Agreement shall be terminated
            ---------------------
pursuant to Section 8.1, all obligations of the parties hereunder (except the obligations set forth in Sections 5.3, 8.2 and 9.1) shall terminate. If such termination shall result from the willful failure of a party to perform a condition or covenant of this Agreement or from a willful breach by either party to this Agreement, such party shall be liable for any and all costs and expenses (including but not limited to reasonable attorneys' fees) incurred by the other party.

ARTICLE 9.  MISCELLANEOUS.
---------   -------------

      9.1   Fees and Expenses.  Except as provided in Section 9.2, each of the
            -----------------
parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

      9.2   Special Taxes.  The transfer, sales and other taxes, if any, re-
            -------------
quired to be paid in connection with the sale, transfer, conveyance, and assignment of any of the Subject Assets pursuant hereto shall be borne equally by Buyer and Seller.

      9.3   Amendment.  This Agreement may be modified, amended and
            ---------
supplemented only by mutual written agreement of the parties hereto at any time prior to the Closing.

      9.4   Waiver.  Any party may waive any condition intended to be for its
            ------
benefit, provided each such waiver shall be in writing signed by the waiving party or parties.

      9.5   Correspondence.  Seller authorizes and empowers Buyer after the
            --------------
Closing: (i) to open all mail and other communications addressed to the Division which are received by Buyer and (ii) to deal with the contents of such communications in a proper manner. Seller will promptly deliver to Buyer the original of any mail or other communication received by Seller pertaining to the operation of the Division after the Closing Date or the Subject Assets and any monies, checks or other instruments of payment to which Buyer is entitled. Buyer will promptly deliver to Seller the original of any mail or other communication received by Buyer pertaining to the operation of the Division prior to the Closing Date.

      9.6   Governing Law.  This Agreement shall be construed under and
            -------------
governed by the laws of the State of Illinois, without giving effect to the principles of conflicts of laws thereof.

      9.7   Notices.  All notices, requests, demands and other communications
            -------
in connection with this Agreement shall be made in writing addressed as follows:

      To Seller:
      ---------

      Portec, Inc.
      One Hundred Field Drive, #120
      Lake Forest, IL 60045
      Attention:  Michael T.  Yonker, President and CEO


      Copy to:
      -------

      Schiff Hardin & Waite
      7200 Sears Tower
      Chicago, IL 60606
      Attention: Robert J. Regan

      To Buyer:
      --------

      Astec Industries, Inc.
      4101 Jerome Avenue
      P.O. Box 72787
      Chattanooga, TN 37407
      Attention: Richard W. Bethea, Jr.

      Copy to:
      -------

      Telsmith, Inc.
      10910 N.  Industrial Drive
      Mequon, Wisconsin 53092
      Attention: Robert G. Stafford


Each notice, request, demand and other communication shall be effective and deemed to have been received (i) if given by mail, the earlier of actual receipt or 72 hours after such communication is deposited in the mails with registered first class postage prepaid, addressed as aforesaid, (ii) if given by an overnight courier service of national recognition, the business day following the business day of deposit with such service, together with a proper air bill affixed, addressed as aforesaid and shipping charges prepaid or prearranged, or (iii) if given by any other means, when delivered to the aforesaid address. Either party may change the address to which notices are to be delivered to it by giving written notice of such other address to the other party.

      9.8   Non-survival of Representations, Warranties, Covenants and
            ----------------------------------------------------------
Agreements. None of the representations, warranties, covenants and agreements of this Agreement or any instrument delivered pursuant to this Agreement shall survive the Closing Date except for the agreements contained in Article 1,
Section 5.3, Article 7 and Article 9. The sole remedy of either party in connection with any breach or any inaccuracy of any representation or warranty contained in Articles 3 and 4 hereof shall be to terminate this Agreement without further liability or obligation prior to the Closing.

      9.9   Entire Agreement.  This Agreement, including the Exhibits and
            ----------------
Schedules hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior promises, representations, understandings, warranties and agreements, whether written or oral, with reference to the subject matter hereof, except for the Confidentiality Agreement between the parties dated July 15, 1997, which shall remain in full force and effect. The invalidity or unenforceability of any provision herein shall not affect the enforceability of any other provision hereof. Unless otherwise defined in the Exhibits or Schedules, all capitalized terms in the Exhibits and Schedules are defined as set forth in the Agreement.

      9.10  Assignability.  This Agreement shall be binding upon, and shall
            -------------
inure to the benefit of the parties hereto and their respective successors. This Agreement may not be assigned by Buyer or Seller without the prior written consent of the other party.

      9.11  Publicity and Disclosures.  Each party hereto shall furnish to the
            -------------------------
other advance copies of any press releases that it proposes to make concerning the transactions contemplated hereby and shall not disclose the terms of this Agreement without the prior consent of the other party, except for disclosures required under federal or state securities laws.

      9.12  Headings.  The headings of the Articles and Sections of this
            --------
Agreement have been inserted for the convenience of reference only and shall not be deemed to explain, limit or amplify or affect the interpretation of any of the provisions of this Agreement.

      9.13  Counterparts.  This Agreement may be executed in any number of
            ------------
counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

      IN WITNESS WHEREOF the  parties hereto have caused this Agreement  to be
executed  as   of  the  date   set  forth  above  by   their  duly  authorized
representatives.


                                    PORTEC, INC.



                                    By: /s/ Michael T. Yonker
                                        --------------------------------------
                                          Name:  Michael T. Yonker
                                          Title: President And CEO


                                    ASTEC INDUSTRIES, INC.



                                    By:  /s/ Richard W. Bethea, Jr.
                                         -------------------------------------
                                           Name:  Richard W. Bethea, Jr.
                                           Title: Secretary




                      LIST OF EXHIBITS AND SCHEDULES TO THE
             ASSET PURCHASE AGREEMENT BETWEEN ASTEC INDUSTRIES, INC.
                                 AND PORTEC, INC.
                              DATED OCTOBER 16, 1997
                              ----------------------


EXHIBITS
--------

A.     Agreement for Assumption of Liabilities

B.     Assignment and Bill of Sale

C.     Covenant Not to Compete


SCHEDULES
---------

1.1 (b)     Tangible Personal Property

1.1 (c)     Real Estate and Permitted Liens

1.3         Assumed Liabilities

1.4         Excluded Liabilities

3.5         Financial Statements

3.7         Inventories

3.10        Significant Contracts

3.12        Compliance with Laws

3.13        Litigation

3.14        Employee Benefit Plans

3.15        Environmental Matters

3.17        Intellectual Property